Exhibit 23.2

August 29, 2003

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749

Re:    Registration Statement on Form S-3/A to be filed on or about August 29, 2003

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 22, 2003 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/  KPMG LLP

New York, New York